Exhibit 99.1

Neuronetics Reports Record Second Quarter 2023 Financial and Operating Results

MALVERN, PA., August 8, 2023 – Neuronetics, Inc. (NASDAQ: STIM) (the “Company” or “Neuronetics”) a commercial stage medical technology company with a strategic vision of transforming the lives of patients whenever and wherever they need help with the best neurohealth therapies in the world, today announced its financial and operating results for the second quarter of 2023.

Second Quarter 2023 Highlights

●	Second quarter 2023 revenue of $17.6 million, an increase of 8% over the second quarter of 2022
●	U.S. treatment session revenue increased 9% over the second quarter of 2022
●	Shipped 54 NeuroStar systems

Recent Operational Highlights

●	BlueCross BlueShield (BCBS) of Michigan updated its healthcare policy, reducing the number of antidepressant medication attempts from four down to two prior to transcranial magnetic stimulation (TMS) treatment eligibility
●	Aetna improved its healthcare policy to allow behavioral health nurse practitioners to prescribe TMS and remove a four-month psychotherapy trial before a patient becomes eligible for treatment
●	Received 510(k) clearance for obsessive-compulsive disorder (OCD) motor threshold (MT) cap technology
●	Transitioning to a more advanced contract manufacturer

Recent Marketing Highlights

●	Achieved milestone of over 156,000 global patients treated with 5.6 million of our treatment sessions, another Company record

“We are pleased to report a solid second quarter, driven in part by a robust 19% year-over-year growth in our local consumable segment. The positive outcomes of our initiatives, such as NeuroStar University, the 5-STARS training program, the PHQ-10 tool, and practice management training, have all contributed to this success,” said Keith J. Sullivan, President and Chief Executive Officer of Neuronetics. “As we move forward, we remain fully committed to executing our strategic vision and building on this positive momentum. With a strong track record of execution, we are well-positioned to continue delivering results and making a meaningful impact in the lives of those suffering from mental health disorders.”

Second Quarter 2023 Financial and Operating Results for the Three Months Ended June 30, 2023

	Revenues by Geography
	Three Months Ended June 30,
	2023	2022
	Amount	Amount	% Change

	(in thousands, except percentages)
U.S.	$17,289	$16,132	7%
International	321	197	63%
Total revenues	$17,610	$16,329	8%

Total revenue for the three months ended June 30, 2023, was $17.6 million, an increase of 8% compared to the revenue of $16.3 million in the second quarter of 2022. During the quarter, total U.S. revenue increased by 7% and international revenue increased by 63% over the second quarter of 2022. The U.S. growth was primarily driven by an increase in NeuroStar treatment session sales. The increase in international growth was mainly due to an increase in NeuroStar Advanced Therapy system sales and treatment session revenue.

	U.S. Revenues by Product Category
	Three Months Ended June 30,
	2023	2022
	Amount	Amount	% Change

	(in thousands, except percentages)
NeuroStar Advanced Therapy System	$4,489	$4,382	2%
Treatment sessions	12,314	$11,295	9%
Other	486	$455	7%
Total U.S. revenues	$17,289	$16,132	7%

	U.S. NeuroStar Advanced Therapy System
	Revenues by Type
	Three Months Ended June 30,
	2023	2022
	Amount	Amount	% Change

	(in thousands, except percentages)
NeuroStar capital	$4,301	$4,272	1%
Operating lease	67	49	37%
Other	121	61	98%
Total U.S. NeuroStar Advanced Therapy system revenues	$4,489	$4,382	2%

U.S. NeuroStar Advanced Therapy system revenue for the three months ended June 30, 2023, was $4.5 million, an increase of 2% compared to the revenue of $4.4 million in the second quarter of 2022. For the three months ended June 30, 2023, and 2022, the Company shipped 54 and 59 systems, respectively.

U.S. treatment session revenue for the three months ended June 30, 2023, was $12.3 million, an increase of 9% compared to the revenue of $11.3 million in the second quarter of 2022. The revenue growth was primarily driven by an increase in utilization, in particular within our local consumable customer segment.

In the second quarter of 2023, U.S. treatment session revenue per active site was approximately $11,392 compared to approximately $11,280 in the second quarter of 2022.

Gross margin for the second quarter of 2023 was 72.5%, a decrease of approximately 280 basis points from the second quarter of 2022 gross margin of 75.3%. The decline in gross margin was driven by an increase in amortization expense associated with the latest product release. We also incurred one-time expenses related to our transition to a new contract manufacturer. Without these expenses, gross margin would have been 75.6%.

Operating expenses during the second quarter of 2023 were $20.1 million, a decrease of $2.0 million, or 9%, compared to $22.1 million in the second quarter of 2022.

Net loss for the second quarter of 2023 was $(4.9) million, or $(0.17) per share, as compared to the second quarter 2022 net loss of $(10.4) million, or $(0.39) per share. Net loss per share was based on 28,589,976 and 26,786,778 weighted-average common shares outstanding for the second quarters of 2023 and 2022, respectively.

EBITDA for the second quarter of 2023 was $(3.3) million as compared to the second quarter of 2022 EBITDA of $(9.1) million. See the accompanying financial table that reconciles EBITDA, which is a non-GAAP financial measure, to net loss.

Cash and cash equivalents were $45.9 million as of June 30, 2023. This compares to cash and cash equivalents of $70.3 million as of December 31, 2022, and $70.9 million as of June 30, 2022.

BlueCross BlueShield of Michigan Reduces Prior Number of Antidepressant Medication Attempts

BlueCross BlueShield of Michigan expanded transcranial magnetic stimulation (“TMS”) treatment access for depression patients, reducing antidepressant medication attempts from four to two. As the largest payer in the state with over 5.6 million covered lives, BCBS of Michigan’s policy update reflects the momentum in the industry to expand TMS therapy coverage.

Aetna to Allow Behavioral Health Nurse Practitioners to Prescribe TMS

Aetna announced a healthcare policy update that improves access to NeuroStar. The update allows behavioral health nurse practitioners to order and conduct TMS treatment for patients with major depressive disorder and removes the four-month psychotherapy trial requirement before starting TMS treatment. This change aims to reduce access barriers and provide earlier mental health treatment for patients in need.

Received 510(k) Clearance for Obsessive-Compulsive Disorder (“OCD”) Motor Threshold (“MT”) Cap Technology

The Company received U.S. Food and Drug Administration (“FDA”) clearance for OCD MT cap technology. The OCD MT cap simplifies initial coil placement, shortening treatment time and reducing steps, while offering the same advantages as the current MDD MT cap, including compatibility with Fast MT™ for up to 40%-time savings. The OCD MT cap will be available nationwide in the fourth quarter of 2023.

Business Outlook

For the full year 2023, the Company now expects total revenue to be between $69.0 million and $73.0 million, increasing the bottom end of the range by $1.0 million.

For the full year 2023, the Company now expects total operating expenses to be between $82.0 million and $86.0 million, an improvement from prior guidance of $84.0 million to $88.0 million.

For the third quarter of 2023, the Company expects total revenue between $17.0 million and $18.0 million.

Webcast and Conference Call Information

Neuronetics’ management team will host a conference call on August 8, 2023, beginning at 8:30 a.m. Eastern Time.

The conference call will be broadcast live in listen-only mode via webcast at https://edge.media-server.com/mmc/p/papp9yri. To listen to the conference call on your telephone, participants may register for the call here. While it is not required, it is recommended you join 10 minutes prior to the event start.

About Neuronetics

Neuronetics, Inc. believes that mental health is as important as physical health. As a global leader in neuroscience and the largest TMS company in the industry, Neuronetics is redefining patient and physician expectations by designing and developing products that improve the quality of life for people suffering from psychiatric disorders. An FDA-cleared, non-drug, noninvasive treatment for people with depression, Neuronetics’ NeuroStar® Advanced Therapy system is today’s leading TMS treatment for MDD with over 4.8 million treatments delivered. NeuroStar is widely researched and backed by the largest clinical data set of any TMS system for depression, including the world’s largest depression outcomes registry. Our NeuroStar® Advanced Therapy system is also FDA-cleared to treat people suffering from obsessive-compulsive disorder, as well as for the treatment of comorbid anxiety symptoms (“anxious depression”) for adults with MDD suffering from anxiety symptoms. Neuronetics is committed to transforming lives by offering an exceptional treatment option that produces extraordinary results. For safety information and indications for use, visit NeuroStar.com.

“Safe harbor” statement under the Private Securities Litigation Reform Act of 1995:

Statements in the press release regarding the Company that are not historical facts constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements may be identified by terms such as “outlook,” “potential,” “believe,” “expect,” “plan,” “anticipate,” “predict,” “may,” “will,” “could,” “would” and “should” as well as the negative of these terms and similar expressions. These statements include those relating to the Company’s business outlook and current expectations for upcoming quarters and fiscal year 2023, including with respect to revenue, expenses, growth, and any statements of assumptions underlying any of the foregoing items. These statements are subject to significant risks and uncertainties and actual results could differ materially from those projected. The Company cautions investors not to place undue reliance on the forward-looking statements contained in this release. These risks and uncertainties include, without limitation, risks and uncertainties related to: the impact of public health crises on the Company’s operations, manufacturing and supply chain interruptions or delays; the Company’s ability to execute its business strategy; the Company’s ability to achieve or sustain profitable operations due to its history of losses; the Company’s reliance on the sale and use of its NeuroStar Advanced Therapy system to generate revenues; the scale and efficacy of the Company’s salesforce; the Company’s ability to retain talent; availability of coverage and reimbursement from third-party payors for treatments using the Company’s products; physician and patient demand for treatments using the Company’s products; developments in competing technologies and therapies for the indications that the Company’s products treat; product defects; the Company’s ability to obtain and maintain intellectual property protection for its technology; developments in clinical trials or regulatory review of NeuroStar Advanced Therapy system for additional indications; and developments in regulation in the U.S. and other applicable jurisdictions. For a discussion of these and other related risks, please refer to the Company’s recent filings with the U.S. Securities and Exchange Commission (the “SEC”), which are available on the SEC’s website at www.sec.gov. These forward-looking statements are based on the Company’s expectations and assumptions as of the date of this press release. Except as required by law, the Company undertakes no duty or obligation to update any forward-looking statements contained in this press release as a result of new information, future events, or changes in the Company’s expectations.

Investor Contact:

Mike Vallie or Mark Klausner

Westwicke Partners

443-213-0499

ir@neuronetics.com

Media Contact:

EvolveMKD

646-517-4220

NeuroStar@evolvemkd.com

NEURONETICS, INC.

Statements of Operations

(In thousands, except per share data)

	Three Months ended		Six months ended
	June 30,		June 30,
	2023	2022	2023	2022
Revenues	$17,610	$16,329	$33,150	$30,510
Cost of revenues	4,836	4,039	8,980	7,524
Gross Profit	12,774	12,290	24,170	22,986
Operating expenses:
Sales and marketing	11,559	13,685	23,461	26,334
General and administrative	6,200	6,356	12,812	12,734
Research and development	2,364	2,045	5,154	3,849
Total operating expenses	20,123	22,086	41,427	42,917
Loss from Operations	(7,349)	(9,796)	(17,257)	(19,931)
Other (income) expense:
Interest expense	1,144	1,000	2,396	1,978
Other income, net	(3,592)	(374)	(4,232)	(649)
Net Loss	$(4,901)	$(10,422)	$(15,421)	$(21,260)
Net loss per share of common stock outstanding, basic and diluted	$(0.17)	$(0.39)	$(0.54)	$(0.80)
Weighted-average common shares outstanding, basic and diluted	28,590	26,787	28,316	26,692

NEURONETICS, INC.

Balance Sheets

(In thousands, except per share data)

	June 30,	December 31,
	2023	2022
Assets
Current assets:
Cash and cash equivalents	$45,905	$70,340
Accounts receivable, net	13,145	13,591
Inventory	8,871	8,899
Current portion of net investments in sales-type leases	1,072	1,538
Current portion of prepaid commission expense	2,204	1,997
Current portion of note receivables	1,975	230
Prepaid expenses and other current assets	4,504	2,174
Total current assets	77,676	98,769
Property and equipment, net	2,108	1,991
Operating lease right-of-use assets	3,056	3,327
Net investments in sales-type leases	859	1,222
Prepaid commission expense	7,980	7,568
Long-term notes receivable	4,671	362
Other assets	4,042	3,645
Total Assets	$100,392	$116,884
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$4,143	$2,433
Accrued expenses	8,375	14,837
Deferred revenue	1,674	1,980
Current portion of operating lease liabilities	834	824
Current portion of long-term debt, net	—	13,125
Total current liabilities	15,026	33,199
Long-term debt, net	36,713	22,829
Deferred revenue	513	829
Operating lease liabilities	2,663	2,967
Total Liabilities	54,915	59,824
Commitments and contingencies (Note 17)	—	—
Stockholders’ Equity:
Preferred stock, $0.01 par value: 10,000 shares authorized; no shares issued or outstanding on June 30, 2023, and December 31, 2022	—	—
Common stock, $0.01 par value: 200,000 shares authorized; 28,813 and 27,268 shares issued and outstanding on June 30, 2023, and December 31, 2022, respectively	288	273
Additional paid-in capital	406,502	402,679
Accumulated deficit	(361,313)	(345,892)
Total Stockholders’ Equity	45,477	57,060
Total Liabilities and Stockholders’ Equity	$100,392	$116,884

NEURONETICS, INC.

Statements of Cash Flows

(In thousands)

	Six months ended June 30,
	2023	2022
Cash Flows from Operating Activities:
Net loss	$(15,421)	$(21,260)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	1,004	657
Allowance for credit losses	(266)	328
Share-based compensation	3,838	4,455
Non-cash interest expense	322	340
Cost of rental units purchased by customers	—	92
Changes in certain assets and liabilities:
Accounts receivable, net	(5,456)	(4,013)
Inventory	(7)	(840)
Net investment in sales-type leases	828	102
Prepaid commission expense	(620)	(610)
Prepaid expenses and other assets	(2,762)	1,517
Accounts payable	1,577	(2,256)
Accrued expenses	(6,462)	1,451
Deferred revenue	(622)	(1,095)
Net Cash Used in Operating Activities	(24,047)	(21,132)

Cash Flows from Investing Activities:
Purchases of property and equipment and capitalized software	(938)	(2,040)
Repayment of notes receivable	113	—
Net Cash Used in Investing Activities	(825)	(2,040)

Cash Flows from Financing Activities:
Payments of debt issuance costs	(863)	(90)
Proceeds from issuance of long-term debt	2,500	—
Repayment of long-term debt	(1,200)	—
Proceeds from exercises of stock options	—	52
Net Cash Provided by (Used in) Financing Activities	437	(38)
Net Decrease in Cash and Cash Equivalents	(24,435)	(23,210)
Cash and Cash Equivalents, Beginning of Period	70,340	94,141
Cash and Cash Equivalents, End of Period	$45,905	$70,931

Non-GAAP Financial Measures (Unaudited)

EBITDA is not a measure of financial performance under generally accepted accounting principles in the U.S. (“GAAP”), and should not be construed as a substitute for, or superior to, GAAP net loss. However, management uses both the GAAP and non-GAAP financial measures internally to evaluate and manage the Company’s operations and to better understand its business. Further, management believes the addition of the non-GAAP financial measure provides meaningful supplementary information to, and facilitates analysis by, investors in evaluating the Company’s financial performance, results of operations and trends. The Company’s calculation of EBITDA may not be comparable to similarly designated measures reported by other companies, because companies and investors may differ as to what type of events warrant adjustment.

The following table reconciles reported net loss to EBITDA:

	Three Months ended		Six months ended
	June 30,		June 30,
	2023	2022	2023	2022

	(in thousands)		(in thousands)
Net loss	$(4,901)	$(10,422)	$(15,421)	$(21,260)
Interest expense	1,144	1,000	2,396	1,978
Income taxes	—	—	—	—
Depreciation and amortization	488	338	1,004	657
EBITDA	$(3,269)	$(9,084)	$(12,021)	$(18,625)